Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-206466) pertaining to the Amended and Restated 2011 Share Incentive Plan of JMU Limited of our report dated April 24, 2018, with respect to the consolidated financial statements of JMU Limited as of December 31, 2017 and for each of the years ended December 31, 2017 and 2016, included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

June 28, 2019